Exhibit 99.2

Peapack-Gladstone Financial Corporation Announces Appointment of Executive Vice President,
Chief Operating Officer

Bedminster, New Jersey – February 14, 2017 – In anticipation of its continued pursuit and execution of its growth strategy “Expanding Our Reach,” Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) and Peapack-Gladstone Bank announced today the appointment of Robert A. Plante to the position of Executive Vice President, Chief Operating Officer, effective later this quarter.

Mr. Plante is a seasoned executive, proficient in tactical and operational leadership within the financial services industry. He has an extensive skill set with a focus on delivering high-value results. Adept at generating business value, Bob is an outstanding team builder and coach with expertise in business alignment, innovation and operations, regulatory compliance, mergers and acquisitions integration and performance management.

Bob most recently served as executive vice president and chief operations officer/chief information officer at IDB New York, a $9.8 billion commercial bank, where he was a member of the credit risk, market risk and asset liability committees. In his role, he was responsible for all back-office support functions including payments, deposits, commercial and residential lending, treasury, custody, commercial cash management and information technology.

“Bob has a tremendous operations and technology background and is already familiar with all of our core vendors in both wealth and retail. His expertise in operations, project management and technology will add considerable depth to our executive team,” stated Doug Kennedy, President and Chief Executive Officer.

An experienced banker, Bob has also held leadership positions at The CIT Group, a global commercial and consumer finance company with $5.6 billion in revenue and more than 7,000 employees in 31 countries, and at GE Capital Global Consumer Finance, where he was a member of the senior management team responsible for technical strategy development and integration, systems selection and implementation, data center consolidation, acquisition due diligence and organizational planning and recruiting.

A resident of Mountain Lakes, New Jersey, Bob holds a Bachelor of Science in Business Administration (B.S.B.A.), Finance, from the University of Vermont. Bob has been recognized as a “Top Innovator” by Information Week and named a “Top 100 CIO” by CIO Magazine. He also has been awarded the “Individual Achievement” award from CancerCare of New Jersey.

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.88 billion as of December 31, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, real estate professionals, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.